SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of the ____ day of ______, 201_ (the “Effective Date”) between Univar Inc., a Delaware corporation (“Univar”), and M_. _________ __________ (“Executive”).

Background

Univar desires to align the interests of Executive with those of its shareholders by defining the terms that will govern Executive’s separation and removing the distraction from uncertainties faced by Executive before, during and after a change of control event. Executive benefits from this clarity and desires to be employed by Univar in accordance with this Agreement.

Terms and Conditions

Executive and Univar agree as follows:

1.    Duties and Reporting Relationship. Executive will serve as Univar’s [Executive/Senior] Vice President [functional description]. Executive will report directly to Univar’s Chief Executive Officer or such other executive as Univar’s Chief Executive Officer may designate (the “CEO”). Executive’s responsibilities will include all matters customarily assigned to Executive’s position and others that the CEO reasonably assigns. Executive shall follow the reasonable instructions of the CEO and comply with the rules, policies and procedures of Univar then in effect. Executive will perform all of Executive’s responsibilities in good faith, to the best of Executive’s abilities and in compliance with all applicable laws. Executive is a fiduciary to Univar and its Affiliates (as defined below) and is subject to any fiduciary obligation imposed by applicable laws in addition to the obligations defined under this Agreement. During Executive’s employment, Executive will not engage in any other professional or commercial activity that prevents Executive from carrying out Executive’s obligations under this Agreement.

2.    Termination of Employment. Either Executive or Univar may terminate Executive’s employment at any time, with or without Cause or Good Reason (each as defined below) and without advance notice subject to Section 3. The party terminating Executive’s employment must communicate the termination in writing.

3. Termination Entitlements. This Section sets forth scenarios under which Executive’s employment may terminate along with the payments and benefits due Executive under each scenario. Unless explicitly set forth in this Section 3 and subject to Section 19, Executive has no rights to receive payments or benefits due to the termination of Executive’s employment. If Executive is employed in Canada, severance payment payable to Executive hereunder is intended to be payment of a retiring allowance under the Income Tax Act (Canada).

3.1 By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause (as defined below) or if Executive terminates Executive’s employment without Good Reason (as defined below), Univar shall pay Executive any unpaid wages and unused accrued vacation earned through the termination date.

3.1.1.    “Cause,” shall mean Executive’s:
(i) willful failure to perform material duties with respect to Univar (except where due to a physical or mental incapacity) which continues beyond fifteen (15) days after a written demand for performance of those duties is delivered to Executive by Univar;
(ii) conviction of, plea of nolo contendere or any similar plea to
(A) the commission of a felony or any criminal offence that carries a maximum sentence of six (6) months or more;
(B) any misdemeanor that is a crime of moral turpitude;

(iii) gross negligence or willful or gross misconduct in connection with Executive’s employment;
(iv) engaging in outrageous activity or in any activity or behavior that is in violation of Univar’s code of conduct, as that may be in effect from time to time, where such activity or behavior is reasonably likely to cause material harm to Univar;
(v) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject; or
(vi) breach of any fiduciary duty.

In order to be “willful,” Executive’s action or inaction must be in bad faith or without reasonable belief that such action was in the best interests of Univar. For purposes of this Agreement, Univar shall not treat the failure of Executive or Univar to achieve performance goals alone as creating Cause for termination of Executive’s employment.

3.1.2.    “Good Reason,” shall mean:

(i) Subject to the requirements of Section 3.1.2(i), the occurrence of one or more of the following:

(A) a material reduction in Executive’s Base Salary (as defined below) or a material reduction in target annual incentive compensation opportunity, in each case other than a reduction which is applicable to all employees in the same salary grade as Executive;
(B)  a material diminution in Executive’s title, duties or responsibilities; or
(C) a transfer of Executive’s primary workplace by more than 100 miles from Executive’s current workplace.

(ii) None of the conditions described in Section 3.1.2(i) shall constitute Good Reason unless:
(A) Executive provides notice to Univar of the condition claimed to constitute Good Reason within sixty (60) days of its existence;
(B) Univar shall fail to have remedied the condition within thirty (30) days of Univar’s receipt of the notice described in Section 3.1.2(ii)(A); and
(C) Executive shall resign (giving appropriate written notice of termination) and terminate employment with Univar within thirty (30) days following the end of the thirty (30) day period described in Section 3.1.2(ii)(B).

For purposes of this Agreement, “Base Salary” shall mean the regular, periodic compensation paid to Executive, and shall not include variable compensation, such as bonuses or equity-based compensation.

3.2 By Univar other than for Cause or by Executive for Good Reason. If Univar terminates Executive’s employment other than for Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Univar shall pay to Executive:

3.2.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.2.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date, in an amount equal to the sum of
(i) [twelve / eighteen] months of Executive’s Annual Base Salary plus
(ii) 100% of the Target Bonus for the year in which Executive’s employment terminates;
provided that Executive signs and delivers to Univar (and does not revoke) a release substantially in the form attached as Exhibit A (Illinois) (the “Release”) within the time period specified in the Release (the

“Applicable Release Period”). This limitation on Univar’s obligation to pay Executive is not applicable to any payments required to be made by an applicable statute without a release.

The termination of Executive’s employment as a result of Executive’s Total Disability (as defined below) shall not be treated as a termination without Cause for purposes of this Section 3.2, and, if Executive is employed in Canada, shall constitute a termination because of frustration of this Agreement.

“Total Disability” shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy, if any, in effect on the date of termination. If Univar does not have a long-term disability policy in effect on that date, “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties for an aggregate of 90 days in any twelve (12) month period (or such greater number of business days as of Univar’s Chief Executive Officer may specify in her/his discretion).

3.3 Due to Executive’s Death or Total Disability. If Executive’s employment terminates by reason of Executive’s death or Total Disability, Univar shall pay to Executive:

3.3.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.3.2    A lump sum payment not later than 15 days following Executive’s termination date, in an amount equal to 100% of the Target Bonus for the year in which Executive’s employment terminates.

3.4 By Univar without Cause or by Executive with Good Reason in connection with a Change in Control. If, during a Protection Window (as defined below) Univar terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Univar shall pay to Executive:

3.4.1    Unpaid wages and unused accrued vacation earned through the termination date; plus

3.4.2    A severance payment, payable in a lump sum payment not later than sixty (60) days following Executive’s termination date, in an amount equal to the sum of
(i) [24 / 30] months of Executive’s Annual Base Salary plus
(ii) [200 / 250] percent of the Target Bonus for the year in which Executive’s employment terminates.

3.4.3 If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control and Executive shall be entitled to payment of Executive’s Base Salary for the period between the actual termination date and the Change in Control;

Univar shall have no obligation to make any payment under this Section 3.4, however, unless Executive signs and delivers to Univar (and does not revoke) the Release within the Applicable Release Period as well as the Exhibit A (Canada) Release. This limitation on Univar’s obligation to pay Executive is not applicable to any payments required to be made by an applicable statue without a release.

Termination of Executive’s employment as a result of Executive’s Total Disability shall not be treated as a termination without Cause for purposes of this Section 3.4, and, if Executive is employed in Canada, shall constitute a termination because of frustration of this Agreement.

“Protection Window” shall mean the period beginning three months prior to the occurrence of a Change in Control (as defined below) and ending 18 months following a Change in Control. If Executive’s termination occurs during the Protection Window, but prior to the Change in Control, for purposes of this Agreement the termination will be deemed to have taken place immediately after the Change in Control. If the Company has already paid severance to Executive by reason of a termination of employment that is later determined to have occurred during the Protection Window, any additional severance amounts due under this Section 3.4 shall be paid to Executive as soon as practicable following the Change in Control.

“Change in Control” shall mean the first to occur of any of the following events:
(i) any transaction, whether by way of sales of capital stock, merger, consolidation or otherwise, that would result in the direct or indirect beneficial ownership by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act), excluding Univar, any of its Affiliates, any employee benefit plan of Univar or any of its Affiliates, and those persons holding equity interests in Univar as the date hereof (the “Investors”) (and any “group” that includes any of the Investors and any member of such group, if the non-Investor members of such group do not by themselves, directly or indirectly, own more than 50% of Univar’s then outstanding voting securities), or any Affiliates (as defined in Section 4.7) of any of the foregoing, of more than 50% of the combined voting power of Univar’s (or, if applicable, the surviving company after such a merger) then outstanding voting securities;
(ii) within any 12-month period, the persons who were members of the Univar board of directors (the “Board”) at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii); or
(iii) the sale, transfer or other disposition of all or substantially all of the assets of Univar to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of Univar;

in each case, provided that such event also constitutes a “change in control” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or because of any restructuring that occurs because of any such proceeding.

3.5    To the extent applicable, the parties intend to comply in all respects with any statutory provision applicable to the Executive under the statutes of any province in Canada and the statues of Canada applicable in that province (collectively, “Canadian Statutes”). The parties intend that the Executive’s entitlements under Section 3.2, 3.3, or 3.4 (the “Entitlements”) will provide the Executive with more than the minimum or a greater right or benefit than what is required under Canadian Statues. If the Entitlements fail to do so, then Univar will ensure compliance with all obligations under the Canadian Statues in excess of the Entitlements, including obligations with respect to minimum notice or pay in lieu of notice, minimum severance pay, if any, and continuation of benefits under a benefit plan or other terms and conditions if required for the minimum statutory notice period.

4.    Confidential Information and Trade Secrets

4.1 Executive recognizes that the success of Univar and its Affiliates depends upon the protection of information or materials that are confidential, proprietary or both (“Confidential Information”). Confidential Information includes information that is designated as Confidential Information and information that, based on its nature or the circumstances surrounding its access or disclosure, should reasonably be deemed confidential. Confidential Information includes (regardless of medium or method of disclosure or access):

•	all business plans and marketing strategies;

•	information concerning existing and prospective markets, suppliers, and customers;

•	financial information;

•	information concerning the development of new products and services;

•
technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 6.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques; and,

•	information provided by third parties under circumstances that require them to maintain the confidentiality of such information.
Executive shall have no confidentiality obligation with respect to disclosure of information that:

•	was, or at any time becomes, available in the public domain other than through Executive’s action or inaction; or

•
Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

4.2 Executive further recognizes that some of Univar’s and its Affiliates’ Confidential Information constitute “Trade Secrets” as that term is defined under the Illinois Uniform Trade Secrets Act.

4.3 During and after termination of employment with Univar, regardless of the reason for termination, Executive shall not use or disclose Univar’s or its Affiliates’ Trade Secrets so long as they remain Trade Secrets, and nothing in this Agreement shall limit Executive’s duties not to disclose or use Univar’s or its Affiliates’ Trade Secrets, or the Company’s remedies in the event Executive engages in such disclosure or use.

4.4 Executive agrees that while Executive is employed by Univar and during the two (2) year period commencing on the date Executive’s employment with Univar ends, for whatever reason, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason unless such acts by Executive are permitted under this Agreement or have been expressly authorized in writing on behalf of Univar. Following the end of Executive’s employment with Univar, Executive must never use or disclose any Confidential Information which constitutes a Trade Secret. Univar permits Executive to disclose Confidential Information if (a) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation Sec. 240.21F-17) or (b) required pursuant to an order or requirement of a court, administrative agency or other government body.

4.5 This Agreement constitutes notice to Executive that, under the 2016 Defend Trade Secrets Act (DTSA), the following rules shall be applicable:

(i) No individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined under the DTSA) that:

(A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and

(ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

In addition, if Executive’s employment is governed by UK Law, nothing in this Agreement shall prevent Executive from making a protected disclosure under section 43A of the UK Employment Rights Act 1996.

4.6 Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

4.7 This Agreement contains all rights, understandings, agreements or representations between Executive and Univar, whether express or implied, regarding Confidential Information.

4.8     Executive’s obligations under this Section 4 are in addition to any obligations that Executive has under state or federal law, or any other applicable law.

4.9 During Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including any former employer, has with regard to trade secrets or proprietary or confidential information.

4.10 “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar (or other entity, as applicable), whether through ownership of voting securities, by contract or otherwise.

4.11 Executive’s obligations under this Section 4 are indefinite in term, whether or not Executive is employed by Univar, and shall survive the termination of this Agreement unless otherwise limited by the terms of this Agreement.

5.    Return of Univar Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar, its applicable Affiliate or both. Executive shall deliver to Univar all tangible items containing any Confidential Information that Executive possesses or controls upon the termination of Executive’s employment with Univar (or upon Univar’s request, if sooner). Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

6. Inventions.

6.1 All Inventions (as defined below) related to Univar’s then existing or proposed business that Executive develops creates, conceives or reduces to practice (whether alone or with others) during Executive’s employment with Univar (whether or not during working hours) or within three months thereafter are the exclusive property of Univar (the “Univar Inventions”). “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered. In recognition of Univar’s ownership of the Univar Inventions, Executive shall make prompt and full disclosure to Univar of all Univar Inventions. Executive will hold in trust for the sole benefit of Univar, and (subject to Section 6.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to all Univar Inventions.

6.2 The provisions, above, regarding Inventions, are not applicable to Inventions for which no equipment, supplies, facilities, or trade secret information of Univar or its Affiliates was used and which was developed entirely on Executive’s own time, unless

(a) the Invention relates to the business of Univar or its Affiliates or to Univar’s or its Affiliates’ actual or demonstrably anticipated research or development; or

(b) the Invention results from any work performed by the Executive for Univar.

The parties agree that the provisions in this Agreement assigning ownership rights in any Invention of Executive is intended to comply with the requirements of the Illinois Employee Patent Act, 765 ILCS 1060/l, et seq., or any similar statute in any other jurisdiction, and that these provisions are to be interpreted in a manner consistent therewith.

6.3 To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws or works made in the course of employment under Canadian copyright laws, they are hereby agreed to be works made for hire or works made in the course of employment under applicable law. To the extent any such works do not qualify as a “work made for hire” or works made in the course of employment under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive.

6.4 Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Univar Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Univar Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney‑in‑fact to execute such documents on Executive’s behalf.

6.5 Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 6 (the “Excluded Inventions”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

7.    Nonsolicitation and Noncompetition. Executive agrees to be bound by the nonsoliciation and noncompetition provisions set forth in Exhibit B hereto.

8. Remedies. Executive’s violation of any of Sections 4, 5, 6 or 7 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages. Univar is entitled to an injunction by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach by Executive of the obligations set forth in any of Sections 4, 5, 6 or 7. This Section 8 does not limit Univar or its Affiliates from seeking any other relief or damages to which they may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 4, 5, 6 or 7. The parties agree and acknowledge that Univar’s Affiliates are intended beneficiaries of this Agreement and may seek to enforce the provisions of this Agreement should Executive breach those provisions.

9. Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in DuPage County, Illinois. Notwithstanding the foregoing, if the office to which Executive is assigned is more than 300 miles from DuPage County, Illinois, then the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in the court of appropriate jurisdiction located in closest proximity to the office to which Executive is assigned.

10.    Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 4, 5, 6 or 7 of this Agreement to any prospective employer of Executive before entering into any contractually binding agreement to perform services and authorizes Univar and its Affiliates, at their election, to make such disclosure. Immediately after agreeing to provide services to any person during the period of twelve (12) months following Executive’s termination of employment, Executive will notify Univar of the identity of that person.

11.    Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. In the course of Executive’s employment with Univar, Executive shall not violate any obligation that Executive may owe any third party, including former employers.

12.    Fees. In any litigation relating to the interpretation or enforcement of this Agreement, the prevailing party will be entitled to recoup the costs and attorneys’ fees it incurs.

13.    Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. Executive’s transfer of employment to a successor shall not, by itself, be deemed a termination of employment under Section 3 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

14.    Notices. Any notice required or permitted to be given by this Agreement must be in writing and delivered by e-mail, hand, or registered or certified mail, at a valid address (including e-mail address) of Executive on file with Univar, or in the case of Univar at the address of its principal executive offices (attention: Chief Executive Officer), or such other address as may be provided to each party by the other.

15.    Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement violates any applicable law, or is or becomes unenforceable or void, then such provision shall be deemed modified only to the extent necessary so that it no longer violates such law and becomes unenforceable. As modified in accordance with the previous sentence, if necessary, each provision of this Agreement will be enforced to the fullest extent permitted by law. If it is impossible to modify a provision that violates any applicable law, or is or becomes unenforceable or void, that provision shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

16.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will constitute a waiver of that right or remedy. No single or partial waiver of a breach of any provision of this Agreement waives any subsequent breach. A single or partial exercise of any right or remedy under this Agreement will not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy granted by this Agreement or by applicable law.

17.    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law provisions. Notwithstanding the foregoing, if a Court of competent jurisdiction determines that the laws of the State of Illinois, as applied to the validity, construction and performance of this Agreement, violate the public policy of the state, province or country (if outside of the United States) where Executive is employed, then the laws of that state, province or country shall apply to this Agreement, but only as those areas of this Agreement where the laws of the State of Illinois are found to be in violation of that state’s, province’s or country’s public policy.

18.    Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2 and 3.

19.    Entire Agreement. This Agreement contains the entire agreement of Executive and Univar with respect to the subject matter of cash severance payable to Executive in connection with termination of employment, and supersedes all prior agreements and understandings with respect to such subject matter. This Agreement is not intended to have any impact on any employee benefit plans that may provide for benefits following termination of employment, nor is in intended to have any impact on equity-based compensation plans, grants or arrangements that may include provisions regarding what is forfeited and/or what is payable or continues in effect, as the case may be, following Executive’s termination of employment. There are no other representations or agreements related to the terms and conditions of Executive’s employment with Univar. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver or modification is sought. In order to be binding on Univar, a waiver or modification must be signed by the Executive Chair, Board Chair or Compensation Committee Chair of Univar’s Board of Directors.

20.    Executive’s Recognition of Agreement. Executive is entitled to have this Agreement reviewed by an attorney of Executive’s selection, at Executive’s expense, prior to signing; Executive has either done so or elected to forgo that right. Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates.

21.    Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Code Section 409A, the payment of any compensation pursuant to Sections 3.2 3.3 or 3.4, shall be delayed for a period of six (6) months after Executive’s separation from service if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the first day of the seventh month following Executive's separation from service.

22.    Taxes. Univar makes no representations or warranties regarding the tax treatment of any payments or benefits provided under this Agreement. Executive is strongly urged to consult with his or her own personal tax or financial advisor regarding the impact of this Agreement on Executive in light of Executive’s personal tax and financial situation. In addition, any payments due under this Agreement shall be subject to all required withholdings for federal, state and local income and/or wage taxes, for Social Security and Medicare taxes, and any other taxes for which holding is required under applicable law.

Executive and Univar have signed and delivered this Agreement as of the date first above written.

UNIVAR INC.		EXECUTIVE

By
	Stephen D. Newlin	(Signature)
	Executive Chairman	[Executive Name]

(Date)

EXHIBIT A (Illinois)

RELEASE

This Release (“Release”) is entered into by __________ (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1.    Executive’s last day of employment with the Company was ____________ (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2.    Executive has been provided all compensation and benefits earned Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding the amount payable to Executive under the Severance and Change in Control Agreement between Executive and the Company (“CIC Agreement”).

3.    As consideration for the obligations undertaken by the Company pursuant to the CIC Agreement, Executive hereby releases the Company and its affiliates, and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the CIC Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Fair Labor Standards Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

4.    Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5.    Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company.

6.    Executive specifically agrees as follows:

a.    Executive has carefully read this Release and understands it;

b.    Executive is knowingly and voluntarily entering into this Release;

c.    Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d.     Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e.    Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f.    Executive understands he has a period of twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g.    If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void. The effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h.    Executive may accept this Release before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7.    Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the CIC Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8.    Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9.    This Release shall be interpreted pursuant to Illinois law without regard to conflicts of law principles.

Executive:

(Signature)

(Print Name)

Dated: _________________________

EXHIBIT A (Canada)
CONFIDENTIAL
FULL and FINAL RELEASE AND INDEMNITY
(“the Release”)

1.    FOR GOOD AND VALUABLE CONSIDERATION as set out in the severance and change in control agreement between myself and UNIVAR INC., the receipt and sufficiency of which is hereby irrevocably acknowledged, I, [EXECUTIVE], on behalf of myself, my estate, family, heirs, executors, estate trustees, successors and assigns (hereinafter collectively referred to as “the Releasor") hereby fully and finally release and forever discharge UNIVAR INC. and UNIVAR CANADA, LTD. (collectively “UNIVAR”), along with all respective parent, subsidiary, affiliated and associated companies, and all of their respective past and present officers, directors, shareholders, employees, lawyers and agents, and along with all respective heirs, executors, successors and assigns, and all insurers who provide or have provided coverage under the fringe benefit plans offered from time to time to UNIVAR employees (hereinafter collectively referred to as "the Releasee") jointly and severally from any and all actions, causes of actions, contracts and covenants, whether express or implied, claims and demands for damages of any nature and kind whatsoever, whether known or unknown, whether at common law in equity or otherwise, including but not limited to any claim for damages for any tort, discrimination, harassment, sexual harassment or hurt feelings, termination or severance pay, pay in lieu of notice, Wallace damages, general damages, punitive or exemplary damages, moral damages, aggravated damages, damages for mental distress, overtime pay, vacation pay, pay equity, equal pay for equal work, commissions, bonus or incentive payments, intrusion upon seclusion, negligence, disability benefits, insurance benefits, stock options, equity entitlements, expenses, and to any and all statutory entitlements including any claim for reinstatement arising in connection with any statutory complaint, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising which I may heretofore have had, may now have or may hereinafter have, and without limiting the generality of the foregoing, in any way relating to my employment and employment agreement and the cessation of my employment (collectively, the “Released Claims”). The Released Claims do not include any claim with respect to rights and obligations under equity-based compensation plans, grants or arrangements that my include provisions regarding what is forfeited and/or what is payable or continues in effect, as the case may be, following termination of employment.

2.    AND FOR THE SAID CONSIDERATION, and without limiting the generality of the foregoing, I further covenant, warrant and agree as follows:

(a)
"Statutory complaint" is deemed herein to include any other claim or complaint whatsoever under any federal or provincial statute, including but not limited to a claim or complaint under the British Columbia Human Rights Code, Employment Standards Act, Occupational Health and Safety Regulation, Workers’ Compensation Act, Labour Relations Code, Pension Benefits Standards Act, Personal Information Protection Act, the Personal Information Protection and Electronic Documents Act or any regulation made thereunder.

(b)	I have not commenced and undertake not to commence any litigation or any statutory complaint and I will withdraw on a with prejudice basis all statutory complaints already made or that I will make;

(c)	I hereby release and forever discharge the Releasee from any and all pending or intended statutory complaints;

(d)	I have not been subjected to any harassment, sexual harassment, discrimination or any other violation of applicable human rights law. I am aware of my rights under the Human Rights Code,

and I confirm that I will not be asserting further such rights or advancing a human rights complaint or claim;

(e)
I will execute all documents whatsoever and to take all actions required to effect the withdrawal or dismissal of all statutory complaints without any liability on the part of the Releasee other than that contained herein;

(f)
I will indemnify and save harmless the Releasee from and against all statutory complaints, and any damages, loss of income, penalties, costs, interest or any other payments whatsoever arising therefrom;

(g)
The consideration herein is deemed to fully and finally satisfy any entitlement that I might have to damages, penalties, lost compensation, loss of income, damages for discrimination, harassment, sexual harassment or hurt feelings, costs, interest or any other payments, and to include all relief whatsoever to which I might have been entitled by virtue of any statutory complaint;

(h)	Alternatively, I hereby waive on a with prejudice basis, all statutory complaints and any compensation payable in connection with a statutory complaint;

(i)	This Release shall provide a complete bar to any statutory complaint, action or other proceeding;

(j)	The consideration herein is deemed to be no admission of liability on the part of the Releasee, and the Releasee denies any liability whatsoever;

(k)
I will not make any claim nor take any proceedings in connection with any of the claims hereby released against any other person or Corporation who might claim contribution or indemnity in any manner whatsoever from the Releasee, and will hold harmless and indemnify the Releasee from any such claims for contribution or indemnity;

(l)
I will keep all the terms of settlement strictly confidential except for disclosure to my spouse or financial or legal adviser, or as otherwise required by applicable law. In addition, I will ensure that no agent on my behalf breaches confidentiality;

(m)
I hereby save harmless and indemnify the Releasee from any charges, taxes, legal costs, interest and penalties incurred by the Release arising from or in any way relating to the payment of the consideration referred to herein and deductions at source. Without limiting the generality of the foregoing, I will save harmless and indemnify the Releasee from and against all repayment obligations, claims, charges, taxes, costs, interest, penalties and demands which may be made by the Canada Revenue Agency or the Minister of National Revenue requiring the Releasee to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) in respect of income tax payable by me in excess of income tax withheld from the consideration described herein; and in respect of any and all claims, charges, taxes, costs, interest, penalties and demands which may be made relating to any overpayment of employment insurance benefits or employment insurance premiums under the applicable statutes and regulations with respect to any amounts which may at any time be found to be payable by the Releasee in respect of the Releasor.

(n)
The Releasor hereby agrees that the Releasor will not make any comments of a negative or disparaging nature about the Releasee in any forum, whether oral or written, including but not limited to Facebook, Twitter, LinkedIn and all other social media, by email or by any other format.

1.    I HEREBY confirm that I have been afforded an opportunity to fully consider the terms hereof and to obtain independent legal advice with respect to this Release. I confirm that I fully understand the contents hereof, that I am competent to execute this Release, and that I am executing this Release freely, voluntarily and without duress. My electronic signature on this Release is valid as if original.

2.    This Release shall be interpreted pursuant to the law of British Columbia without regard to conflicts or law principles.

IN WITNESS WHEREOF I have executed this Release in the presence of the named witness.

SIGNED	)
in the presence of:	)
)
Witness Signature	)	[EXECUTIVE]
)
Witness - Name Printed	)	Date
)
Address	)
)
Date	)

EXHIBIT A (UK)
UK SETTLEMENT AGREEMENT AND RELEASE
THIS AGREEMENT is made on ___________________________ (date) between:

1	[Univar Entity that is Employer of UK Executive] (the “Company”); and

2	________________________(name) of ____________________(address) (the “Executive”).

IT IS AGREED THAT:

1.	DEFINITIONS
“Adviser” means ___________________________ (name) of _________________________ (law firm), who is a relevant independent adviser for the purposes of section 203 of the Employment Rights Act 1996;
“CIC Agreement” means the Severance and Change in Control agreement signed by the Company and the Executive;
“Confidential Information” has the same meaning as set out in the CIC Agreement;
“Contract of Employment” means the terms and conditions on which the Executive was employed by the Company and/or a Group Company, including the employment agreement;
“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;
“Compensation Payment” has the meaning given to it by clause 3.1;
“Employment” means the Executive’s period of continuous employment with the Company and/or any Group Company, including the Contract of Employment and the CIC Agreement;

“Group Company” means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;
“Payment Date” means 60 days after the later of: (i) the Termination Date; and (ii) receipt by the Company of a copy of this Agreement signed by the Executive and a letter signed by the Adviser in the form of Schedule 2;
“Relevant Claims” means the claims which the Executive considers that they have or may have against the Company and/or any Group Company and/or any current or former employee or officer of the Company and/or any Group Company which are set out in Part A of Schedule 1.
“Statutory Claims” means any claim against the Company and/or any Group Company (and/or any current or former employee or officer of the Company and/or any Group Company) set out in Part B of Schedule 1; and
“Termination Date” means ___________________________________ (date).

2.	TERMINATION OF EMPLOYMENT

2.1.
The Employment, the Contract of Employment and the CIC Agreement (except for those terms stated either in the Contract of Employment, the CIC Agreement or in this Agreement to continue beyond termination of the Contract of Employment, including without limitation those in respect of confidentiality, inventions and non-solicitation and non-competition) terminated on the Termination Date.

2.2.	Subject to the terms of this Agreement and to the extent not already paid, the Company will:

2.2.1.
pay to the Executive basic salary accrued up to and including the Termination Date which shall be paid on the usual payment date and will continue to provide the Executive with their usual benefits up to the Termination Date; and

2.2.2.	pay to the Executive a payment in lieu of accrued but untaken holiday up to and including the Termination Date which shall be paid on the Payment Date subject to any necessary deductions for income tax, national insurance contributions and as otherwise required by law.

2.3.
The Executive agrees and confirms that no other payments, sum or benefits including, without limitation, any bonus, incentive or commission in respect of any period are due to the Executive from the Company or any Group Company.

3.	COMPENSATION PAYMENT

3.1.
In consideration of the Executive’s obligations under this Agreement including those set out in clause 4 and warranties set out in clause 6, the Company agrees, subject to all of the conditions in clause 5 below being fulfilled by the Executive (or waived by the Company) and the warranties set out in clause 6 being true, to pay to the Executive the amounts provided for in the CIC Agreement at the time or times provided for in the CIC Agreement, which payment also services as compensation for termination of the Employment (the “Compensation Payment”), less such deductions as the Company may be required to make (including income tax, national insurance contributions and as otherwise required by law in accordance with the Company’s usual payroll practices).

3.2.
In the event that the Executive owes any amount to the Company at the Termination Date (including the outstanding balance of any season ticket loan) or that the Executive receives an overpayment in the Executive’s final salary payment, the Executive authorises the Company to deduct such overpayment from the Compensation Payment or other sums due to the Executive, provided that the Executive is notified of such deduction.

3.3.
The parties consider that the first £30,000 of the Compensation Payment shall not be subject to tax although the Company gives no warranty in this respect. The Executive agrees that they are responsible for and will keep the Company indemnified in respect of the payment of all income tax and all employee’s national insurance and social security contributions (in the United Kingdom or elsewhere) in respect of any payments or benefits received by the Executive during the course of or in connection with the Employment and the payments and benefits provided under this Agreement (to the extent that tax and employee national insurance contributions have not already been deducted by the Company on behalf of the Executive from such sums) together with any reasonable costs, fines and expenses, penalties and interest which the Company may incur in respect of such payments.

4.	EMPLOYEE’S OBLIGATIONS AND SETTLEMENT

4.1.	The Executive accepts the payments and benefits in this Agreement in full and final settlement of and agrees to waive:

4.1.1.	the Relevant Claims;

4.1.2.	any other Statutory Claims (each of which is waived by this clause); and

4.1.3.	any other claim under common law, statute or any other source, including (but not limited to) breach of contract, howsoever arising (whether under the law of England and Wales or any other law of any other jurisdiction) which the Executive has now or may have in the future against the Company and/or any Group Company and/or against any of their current or former employees or officers arising (directly or indirectly) out of or in connection with the Employment and/or its termination and/or any offices and/or the termination of any offices and/or any future refusal to reengage whether such claims are known to the parties or not and whether they are or could be in the contemplation of the parties at the date of this Agreement, but not including any claim: (i) for compensation for personal injury which the Executive is not (and ought not reasonably be) aware of (other than claims under discrimination legislation); (ii) in respect of accrued pension rights under the express rules of the Executive’s pension scheme other than pension loss arising out of the termination of Employment or; (iii) to enforce the terms of this Agreement.

4.2.	The Executive agrees:

4.2.1.
not to bring, pursue or continue to pursue any proceedings in relation to the Relevant Claims, any other Statutory Claims or any other claim against the Company, a Group Company or any of its or their current or former employees or officers; and

4.2.2.
to withdraw any grievance and/or to withdraw and agree to the dismissal of any proceedings the Executive has brought before an Employment Tribunal, the High Court, County Court or other court of law in England and Wales.

4.3.
The Executive acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Executives Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Companys and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

5.	CONDITIONS

5.1.	The Compensation Payment is subject to, on or before the Termination Date the Executive returning to the Company:

5.1.1.	all Confidential Information and Copies;

5.1.2.	all property belonging to or leased by any Group Company, including (but not limited to) keys, mobile telephone, computers, mobile device, security passes, identity badge and books; and

5.1.3.
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by the Executive during the Employment with the Company or relating to the business or affairs of any Group Company or their business contacts including (but not limited to) client/customer lists, correspondence and documents (including copies), which the Executive has in their possession or which is under the Executive’s control;

6.	EMPLOYEE’S WARRANTIES

6.1.	The Executive acknowledges that the Company enters into this Agreement in reliance on the warranties set out in this clause 6.

6.2.	Before signing the Agreement, the Executive has:

6.2.1.
discussed the Employment and its termination with the Adviser and has given the Adviser all relevant information to allow the Adviser to advise on the Executive’s rights and potential claims against the Company, a Group Company or any of its or their current or former employees or officers, in particular in relation to Statutory Claims; and

6.2.2.
received advice from the Adviser as to the terms and effect of this Agreement and, in particular, its effect on the Executive’s ability to pursue their rights before an Employment Tribunal and the Executive shall procure that the Adviser supplies to the Company a certificate in the form attached at Schedule 2 of this Agreement.

6.3.	The Executive has not issued any proceedings against the Company, any Group Company or any of its or their current or former employees or officers.

6.4.
The only claims the Executive has or may have against the Company or any Group Company or any of its or their current or former employees or officers (whether at the time of entering into this Agreement or in the future) in relation to the Employment or its termination are the Relevant Claims.

6.5.
The Executive is not aware of any facts or circumstances that may give rise to any claim against the Company or any Group Company or any of its or their current or former employees or officers other than the Relevant Claims.

6.6.	The Executive has complied in all material respects with all their obligations under the Contract of Employment and the CIC Agreement, including in relation to confidentiality.

6.7.	The Executive is not aware of any matter which is not known to the Company which if known would entitle the Company to terminate the Executive’s employment without notice and without compensation.

6.8.
There are no circumstances that are known to the Executive or which should reasonably be known to the Executive which might give rise to a claim against the Company or any Group Company for personal injury or in relation to accrued pension rights.

6.9.
The Adviser is a solicitor of the Senior Courts of England and Wales who holds a current practising certificate and that the Adviser is covered by a Law Society compliant professional indemnity policy.

7.	GENERAL

7.1.	In this Agreement, unless the context otherwise requires:

7.1.1.	words in the singular shall include the plural and in the plural shall include the singular;

7.1.2.
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

7.1.3.	the headings in this Agreement are inserted for convenience only and shall not affect its construction;

7.1.4.
a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

7.1.5.	the Schedules shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules; and

7.1.6.	a reference to any regulator or other body includes a reference to any successor.

7.2.	This Agreement is made without any admission of liability by the Company or any Group Company.

7.3.
This Agreement, although it may be marked “without prejudice and subject to contract” shall become binding upon the parties once it has been signed by the Executive and on behalf of the Company and upon completion of the Adviser’s certificate.

7.4.
This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter other than the Executive’s ongoing obligations under the Contract of Employment or the CIC Agreement.

7.5.
The Executive agrees that in entering into this Agreement the Executive does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Executive waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

7.6.	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

7.7.
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

7.8.
The terms of this Agreement shall prevail over the terms of the Contract of Employment or the CIC Agreement where such terms in the Contract of Employment or the CIC Agreement conflict with this Agreement in any way.

7.9.
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

7.10.
The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

7.11.
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

7.12.
Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Signed	…………………………………..
Dated	…………………………………..
For and on behalf of the Company

Signed	…………………………………..
Dated	…………………………………..
By the Executive

Schedule 1 to Exhibit A (UK)
Part A: Relevant Claims

(i)	[Executive’s Advisor to insert any claims or leave blank if none].

Part B: Statutory Claims

(ii)	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

(iii)	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

(iv)	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

(v)	in relation to an unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996;

(vi)	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

(vii)	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

(viii)	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

(ix)	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

(x)	in relation to parental rights and flexible working, under sections 80 and 80H of the Employment Rights Act 1996;

(xi)	in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;

(xii)	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

(xiii)	in relation to the national minimum wage, under sections 11, 18, 19D and 24 of the National Minimum Wage Act 1998;

(xiv)	for equality of terms under sections 120 and 127 of the Equality Act 2010;

(xv)
for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010;

(xvi)	for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

(xvii)
for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010;

(xviii)	for breach of obligations under the Protection of Harassment Act 1997;

(xix)	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

(xx)	for less favourable treatment on the grounds of fixed-term status, under regulation 7 of the Fixed-Term Executives (Prevention of Less Favourable Treatment) Regulations 2002;

(xxi)	for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010;

(xxii)	for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010;

(xxiii)	for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010;

(xxiv)	in relation to the duty to consider working beyond retirement, under paragraphs 11 and 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006;

(xxv)	under regulations 27 and 32 of the Transnational Information and Consultation etc. Regulations 1999;

(xxvi)	under regulations 29 and 33 of the Information and Consultation of Executives Regulations 2004;

(xxvii)	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

(xxviii)	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Companys and Miscellaneous Amendment) Regulations 2006;

(xxix)	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

(xxx)	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(xxxi)	for failure to comply with obligations under the Human Rights Act 1998;

(xxxii)	for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 or the General Data Protection Regulation (EU) 2016/679;

(xxxiii)	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

(xxxiv)	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

(xxxv)	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996;

(xxxvi)
in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010; and

(xxxvii)	arising as a consequence of the United Kingdom's membership of the European Union.

Schedule 2 to Exhibit A (UK)
Confirmation of Legal Advice

To be completed on the Adviser’s headed notepaper

I _____________________________ (name) of ___________________________________ (name of law firm) confirm that:

1.	I am a relevant independent adviser for the purposes of the legislation referred to in clause 4.3 of the Settlement Agreement between Univar Inc. and ____________________ (name) (the “Executive”).

2.	I have advised the Executive on the terms and effect of the Settlement Agreement and, in particular, its effect on the Executive’s right to bring a claim in an Employment Tribunal.

3.	I gave the advice to the Executive as a relevant independent adviser within the meaning of the acts and regulations referred to in clause 4.3 of the Settlement Agreement.

4.
At the time the advice was given, there was in force (and there remains in force) a policy of insurance or there was an indemnity provided for members of a professional body covering any claim that might be brought by the Executive in respect of such advice.

Name	…………………………………………………………
Signature	…………………………………………………………
Date	…………………………………………………………

EXHIBIT B (Illinois)

During Executive’s employment with Univar, and for a period expiring eighteen (18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the Restricted Geographic Area (defined below), directly or indirectly:

1.    solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar or its Affiliates. This shall not bar any employee of Univar or its Affiliates from applying for or accepting employment with any person or entity;

2.    solicit from any person or entity that was a customer of Univar or any of its Affiliates during the last two (2) years of Executive’s employment with Univar, any business of a type or nature similar to the business that Univar or any of its Affiliates offered to such customer, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar;

3.    solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

4.    solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates, if the customer was a person or entity to which the Executive and/or one or more employees or business units supervised, managed or directed by Executive sold products or services on behalf of Univar or its Affiliates during the eighteen (18) month period immediately preceding the last date of Executive’s employment with Univar; or

5.    engage in or participate in any of the following businesses, directly or indirectly, whether as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant, where Executive’s duties shall involve any level of strategic input: chemical or ingredients distribution, waste remediation, tolling or logistics. This provision shall not bar Executive from performing clerical, menial or manual labor for any such business.

For purposes of this Exhibit B, the “Restricted Geographic Area” shall mean the geographic area in which Executive performed any services, or others supervised by Executive performed services, on behalf of Univar or its Affiliates during the twenty four (24) month period immediately preceding the termination of Executive’s employment with Univar, regardless of the reason for such termination, and the parties agree and acknowledge that the Restricted Geographic Area shall include the United States, Western Europe, Canada, Mexico and Brazil, as Univar and its Affiliates do business in all of these locations.

So long as Executive does not otherwise violate any of the provisions of this Exhibit B set forth above, nothing in this Exhibit B limits Executive’s ability to:

1.    hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment; or

2.     own not more than 5% of the equity of a publicly traded entity.

The parties agree that the provisions of this Exhibit B do not impose an undue hardship on Executive and are not injurious to the public, and that Executive will be able to find meaningful employment without violating any of the provisions set forth in this Exhibit B. These provisions are necessary to protect the business of Univar and its Affiliates. Because the nature of Executive’s responsibilities with Univar under this Agreement provide Executive with access to Confidential Information and Trade Secrets that are valuable and confidential to Univar and its Affiliates, Univar would not employ Executive if Executive did not agree to the provisions of this Exhibit B. The provisions of this Exhibit B contain reasonable restrictions of scope and duration and Executive received adequate consideration to agree to them. If a court or other tribunal determines that any provision of this Section 7 is unreasonably broad or extensive, Executive agrees that such court should narrow that provision only to the extent necessary to make it reasonable and enforceable as narrowed.

This Exhibit B supplements and does not replace any other obligations the Executive may have with regard to the subject matter herein.